NEWS
RELEASE

Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES PRESENTATION AT ENERCOM’S 7TH ANNUAL OIL AND SERVICES CONFERENCE

HOUSTON, TEXAS, February 12, 2009 – Geokinetics Inc. (NYSE Alternext: GOK)  announced that Richard Miles, the Company’s President and Chief Executive Officer, and Scott McCurdy, the Company’s Vice President and Chief Financial Officer, will present at EnerCom’s 7th Annual Oil and Services Conference on Wednesday, February 18, 2009, starting at 1:55 p.m. Pacific Standard Time at the City Club of San Francisco, San Francisco, CA.  The presentation will be available via webcast at http://www.investorcalendar.com/CEPage.asp?ID=140757 ..

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally.  Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments.  More information about Geokinetics is available at http://www.geokinetics.com/.

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GEOKINETICS INC. (NYSE Alternext: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX